Exhibit 99.1

THORNBURG MORTGAGE REPORTS 1Q EPS OF $0.66;

DECLARES $0.68 1Q DIVIDEND

Unique Business Model Continues Delivering Strong Results,

Stable Dividend in a Challenging Environment

•	1Q mortgage originations of $1.4 billion, up 23% year-over-year

•	Quarterly dividend maintained at $0.68

•	Total assets increase to $46.1 billion; a 49% increase over prior year

•	Strong credit underscored by 0.07% 60-day plus delinquent loans

•	Book value of $21.00; unchanged year-over-year

Santa Fe, NM, April 18, 2006 — Thornburg Mortgage, Inc. (NYSE: TMA) reported net income for the quarter ended March 31, 2006, of $72.4 million, or $0.66 per common share, as compared to $67.5 million, or $0.72 per common share, for the quarter ended March 31, 2005. Taxable earnings for the quarter are estimated to be $0.70 per common share.

Simultaneous with the earnings announcement, the company’s Board of Directors declared a first quarter dividend of $0.68 per common share, payable on May 16, 2006, to shareholders of record on May 4, 2006. The ex-dividend date is May 2, 2006. This dividend is unchanged from both the year-earlier period and the fourth quarter of 2005.

Garrett Thornburg, chairman and chief executive officer, remarked, “As we had anticipated, 2006 has proven to be a challenging year thus far. The interest rate environment and competitive landscape have remained difficult which has impacted our short-term earnings results. Regardless, we are pleased with the strength of our earnings results and anticipate that our prospects should improve once the market environment changes. In the interim, we believe we can maintain the current dividend level fulfilling our top priority of building long-term wealth for our shareholders by minimizing risk and paying consistent dividends. After the payment of the first quarter dividend, we will have in reserve an estimated $0.38 per share of undistributed taxable income to support the dividend should our future earnings temporarily fall below the current dividend level.”

Larry Goldstone, president and chief operating officer, remarked, “Thornburg Mortgage has performed well in this difficult environment by adhering to the core strategies of our unique business model – effectively hedging our portfolio to manage interest rate fluctuations, focusing exclusively on excellent quality assets and utilizing an array of asset acquisition, financing and capital strategies. In sharp contrast to many companies with which we are compared, these strategies have allowed us to maintain a strong balance sheet, consistently access funding and provide a stable dividend to our shareholders.”

Mr. Goldstone explained, “Our ongoing execution of financing and alternative capital-raising transactions during the first quarter helped support our core spread lending business in today’s challenging environment. During the period, we completed two collateralized debt obligation transactions (CDOs) through which we permanently financed $2.9 billion of ARM loans. Because of the reduced capital requirement related to a CDO transaction, we had the ability to utilize $201.3 million of freed-up capital, which allowed us to acquire $2.2 billion in additional ARM assets. At March 31, 2006, the balance of our CDO financing had reached $12.6 billion, accounting for 29% of our balance sheet financing, and contributing further to our goal to diversify our funding sources.”

Mr. Goldstone added, “Additionally, during the first quarter we raised common equity in the net amount of $71.8 million through our diverse capital-raising programs at an average net price of $25.90. We also successfully tapped the unsecured debt market by issuing $50.0 million of 7.68%, 30-year junior subordinated notes that are callable by the company in five years. This new long-term capital will contribute to additional balance sheet and earnings growth in the future.”

Mr. Goldstone continued, “As part of our acquisition strategy in the current environment, we also set a target to acquire and/or originate $4.0 billion in high quality Pay Option adjustable-rate mortgages (ARMs) this year. In the first quarter, we acquired and originated $951.0 million of these ARM loans, achieving 24% of our annualized goal. Spreads on these assets are considerably wider than on standard hybrid ARMs, which should enhance profitability going forward.”

Mr. Goldstone concluded, “Given market expectations and the current challenges confronting the mortgage industry, we don’t anticipate our profitability will be impacted significantly. We believe our dividend is secure and barring unforeseen circumstances, our long-term outlook remains positive. We believe our unique business model, consistent risk management practices and strong capital position should ensure another solid year for Thornburg Mortgage.”

Origination Activity

Commenting on the mortgage origination program, Joseph Badal, senior executive vice president and chief lending officer, said, “Although interest rates have risen and refinancing activity has declined materially, our loan origination activity remains exceptionally strong. Loan originations totaled $1.4 billion in the first quarter, increasing 23% over the year-ago period and 3% over the fourth quarter of 2005. Additionally, our loan pipeline and daily lock volume continues to grow, and at March 31, 2006, our loan pipeline totaled $828.6 million. Even though market conditions are likely to remain highly competitive throughout the year, we are currently ahead of plan to meet our $5.5 billion origination target for the year and fully expect to achieve it by year end.”

Mr. Badal remarked, “We continue to see excellent growth in our correspondent channel and now have 232 correspondent partners across the country that are approved to originate loans to our pricing and underwriting specifications. Because of our ability to offer personalized loan products and assess the sometimes complex credit profiles of sophisticated borrowers, our correspondent partners bring their jumbo and super-jumbo ARM clients to us. As a result, our average correspondent loan size in the first quarter was $775,347, up 33% from a year ago and based on the latest mortgage origination statistics, we are the nation’s 19th largest correspondent lender.”

Mr. Badal added, “We also continue to develop our operational capability so that we can begin to source loans through the mortgage broker channel. We believe this channel remains attractive as a source of higher yielding loans when compared to our other origination channels. We also believe our entry into the broker business on a fully paperless and Internet-based basis will offer new levels of service within the industry.”

Mr. Badal concluded, “We have also expanded our customer retention and referral program – The Thornburg Mortgage Exchange ProgramSM – as the return on equity benefit of retaining a client is greater than on new origination business. Our core product under this program has been the loan modification option, in which our borrowers can change the rate and/or term of their loan with a brief phone call and a small fee. Since 2002, we have modified 3,428 loans representing $1.9 billion. We’ve recently expanded this program so that, on a streamlined basis, our borrowers can now take equity out of their homes. Our growing loan servicing portfolio, or client base, which grew 28% over the year ago period to $9.9 billion, should be a great source for new loans in the future. This servicing portfolio now represents 18,880 customers.”

The credit quality of the company’s originated and bulk purchased loans has remained exceptional. At March 31, 2006, the company’s 60-day plus delinquent loans and real estate owned were only 0.07% of its $16.6 billion portfolio of securitized and unsecuritized loans, down from 0.08% in the fourth quarter of 2005, and significantly below the industry’s conventional and prime ARM loan delinquency ratios of 2.13% and 0.78%, respectively. At March 31, 2006, loan loss reserves totaled $11.3 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio. The company has not realized a loan loss on its originated and bulk purchased loans in the past 17 quarters, and has experienced cumulative credit losses of only $174,000 on loans it has originated or acquired since 1997.

First Quarter Results

In the first quarter, net income grew to $72.4 million, up 7% from $67.5 million a year ago, and net interest income grew to $88.6 million, or 7% higher than a year ago. Clarence Simmons, senior executive vice president and chief financial officer, commented, “Notably, 100% of our quarterly earnings was comprised of core interest margin and mortgage lending income. While net interest income per share declined by $0.02 from the previous quarter as portfolio spreads declined, we did benefit from tighter spreads and rising rates as evidenced by a $6.5 million net gain on our pipeline of mortgage loan commitments and offsetting pipeline hedging transactions and a modest improvement in other comprehensive income. Return on equity for the first quarter was 13.3% compared to 14.5% for the year ago period, reflecting a continued tight margin environment.”

Operating expenses as a percentage of average assets decreased to 0.24% at March 31, 2006 from 0.28% at March 31, 2005, among the lowest in the industry. Book value was $21.00 per share, relatively unchanged from $20.97 a year ago.

The average portfolio yield during the first quarter increased to 4.89% from 4.66% in the prior quarter. The increase in the portfolio yield was offset by an increase in the company’s average cost of funds, which increased to 4.22% from 3.96% in the fourth quarter. This resulted in an average portfolio margin of 0.83% for the quarter compared to 0.87% for the quarter ended December 31, 2005.

Mr. Simmons commented, “The compression of our portfolio margin resulted from the continuation of the highly competitive mortgage-backed securities acquisition and origination market as well as the steps we’ve taken to protect against additional unexpected increases in short term interest rates.”

Mr. Simmons continued, “During the quarter, our portfolio duration increased from three months to five months largely as a result of the increase in duration of the hybrid ARMs in response to the steepening yield curve and decreased prepayments. At March 31, 2006, the quarterly Constant Prepayment Rate (CPR) averaged 14.7%, down significantly from 22.1% CPR in the previous quarter. We continue to actively monitor and manage interest rate risk, especially in today’s environment where the direction of short-term interest rates is uncertain. By closely matching the duration of our hybrid ARMs and our hedged borrowings, we limit the impact future changes in interest rates have on our earnings. Fixing the interest rate on our short-term borrowings comes at a higher cost, but this strategy, in part, is why our performance has been consistent.”

Mr. Simmons concluded, “Our ability to raise capital during the quarter fueled asset growth. The company’s ARM portfolio increased by 48% over the past 12 months, and 8% during the first quarter of 2006, ending the quarter with $44.8 billion of ARM assets. During the quarter, the company acquired or originated $5.6 billion of new mortgage assets at an average purchase price of 100.2%. At March 31, 2006, the unamortized cost basis at which we held our ARM assets was 100.7%, down from 100.8% in the prior quarter. This premium represents a new low for the company and will advantageously limit our exposure to prepayments should refinance activity pick up in the future.”

The company remains committed to preserving strong asset quality. At March 31, 2006, ARM assets rated “AAA” or “AA” comprised 97.4% of the ARM portfolio. AAA- and AA-rated purchased ARM securities represented 45.7% of ARM assets. Another 35.4% represented “A quality” loans that the company has securitized into AAA- or AA-rated securities. Purchased securitized loans, which represent securities where the company has purchased 100% of the securitized mortgage loans from other sellers, comprised 16.4% of ARM assets. The company has retained the credit risk associated with the ownership of these purchased securitized loans and has a reserve for loan losses in the form of a non-accretable discount of $15.3 million, or 0.20% of the balance of these securities. During the first quarter the company realized loan losses of $361,000 on it’s purchased securitized loans which were charged against reserves and a $214,000 impairment charge was recorded to provide for additional future losses.

The company will host a dial-in conference call on Wednesday, April 19, 2006 at 10:30 a.m. Eastern, to discuss first quarter results. The teleconference dial-in number is (888) 639-6205. A replay of the call will be available beginning at 2:00 p.m. on April 19, 2006 and ending at 11:59 p.m. on April 26, 2006. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 824878. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $46.1 billion in high quality mortgage assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage-backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit. We invite you to visit the company’s website at www.thornburgmortgage.com.

Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of eight laddered-maturity bond mutual funds, four equity mutual funds and separately managed equity and fixed income portfolios for institutional and high net worth clients and sub-advisory services.

Both companies share three core attributes: high quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

# # #

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Contact:	Leanne L. Gallagher @ (505) 989-1900 ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share and per share data)

ASSETS	March 31, 2006	December 31, 2005
ARM Assets:
Purchased ARM Assets:
ARM securities, net	$20,643,079	$20,295,504
Purchased Securitized Loans, net	7,526,878	6,839,004

Purchased ARM Assets	28,169,957	27,134,508

ARM Loans:
Securitized ARM Loans, net	3,187,893	3,310,717
ARM Loans Collateralizing CDOs, net	12,736,433	10,396,961
ARM loans held for securitization, net	676,070	641,843

ARM Loans	16,600,396	14,349,521

ARM Assets	44,770,353	41,484,029
Cash and cash equivalents	209,060	147,228
Restricted cash and cash equivalents	11,776	26,982
Hedging Instruments	709,193	493,074
Accrued interest receivable	268,000	230,479
Other assets	165,362	125,949

	$46,133,744	$42,507,741

LIABILITIES
Reverse repurchase agreements	$23,544,752	$23,390,079
Asset-backed CP	6,307,000	4,990,000
CDOs	12,553,347	10,254,334
Whole loan financing facilities	515,340	404,827
Senior Notes	305,000	305,000
Subordinated Notes	240,000	190,000
Hedging Instruments	105,024	71,085
Payable for securities purchased	—	463,906
Accrued interest payable	134,019	107,541
Dividends payable	1,998	73,132
Accrued expenses and other	53,474	50,751

	43,759,954	40,300,655

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred Stock: par value $0.01 per share; 8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $119,870 and $115,745, respectively; 7,230,000 shares authorized, 4,795,000 and 4,630,000 shares issued and outstanding, respectively	115,589	111,535
Common Stock: par value $0.01 per share; 492,748,000 shares authorized, 107,546,000 and 104,775,000 shares issued and outstanding, respectively	1,075	1,048
Additional paid-in-capital	2,307,173	2,235,435
Accumulated other comprehensive loss	(126,662)	(147,517)
Retained earnings	76,615	6,585

	2,373,790	2,207,086

	$46,133,744	$42,507,741

THORNBURG MORTGAGE, INC.

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Interest income from ARM Assets and cash equivalents	$523,756	$307,970
Interest expense on borrowed funds	(435,135)	(224,892)

Net interest income	88,621	83,078

Servicing income, net	4,118	2,604
Gain (loss) on ARM Assets, net	(214)	1,645
Gain on Derivatives, net	6,482	1,322

Net non-interest income	10,386	5,571

Provision for credit losses	(500)	(409)
Management fee	(5,803)	(4,706)
Performance fee	(9,063)	(10,035)
Long-term incentive awards	(3,320)	(1,429)
Other operating expenses	(7,900)	(4,614)

NET INCOME	$72,421	$67,456

Net income	$72,421	$67,456
Dividends on Preferred Stock	(2,350)	(100)

Net income available to common shareholders	$70,071	$67,356

Earnings per common share:
Net income	$0.66	$0.72

Average number of shares outstanding	106,243	93,173

Dividends declared per common share	$0.68	$0.68

Noninterest expense as a percentage of assets	0.24%	0.28%